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                                                                   EXHIBIT 10.51

                                AMENDMENT 1999-2

                              BECKMAN COULTER, INC.
                        1998 INCENTIVE COMPENSATION PLAN

         WHEREAS, Beckman Coulter, Inc. (the "Company") maintains the Beckman Coulter, Inc. Incentive Compensation Plan (the "Plan");

         WHEREAS, the Company's Board of Directors has the authority to amend the Plan; and

         WHEREAS, the Company's Board of Directors has determined that it is in the best interest of the Company to terminate provisions of the Plan relating to restricted stock grants to eligible non-employee directors and, in lieu thereof, to increase the number of stock options granted to such directors.

         NOW, THEREFORE, the Plan is amended, effective as of the date of the year 2000 annual meeting of stockholders, as follows:

         1.       Section 6.2 is amended to read as follows:

                           "6.2 Annual Option Grants. Subject to adjustments
                  under 6.4, each Eligible Director then continuing in office shall automatically be granted at the close of trading on the day of the annual stockholders meeting in 1999 (without any action by the Administrator) a nonqualified stock option (the grant date of which will be date of such annual stockholder meeting) to purchase 2,000 Common Shares provided, however, that if an Eligible Director takes office other than on the date of an annual stockholders meeting, the Eligible Director shall be granted (without any action by the Administrator) a nonqualified stock option (the grant date of which will be the date he or she participates in the first meeting of the full Board after taking office) to purchase 200 Common Shares, or if greater, the number of Common Shares determined by multiplying 2,000 by (i) the number of days remaining after the grant date until the first anniversary of the preceding annual meeting of the Company's stockholders (provided that such number shall not be greater than 365), divided by (ii) 365, then rounded to the next whole number. Beginning with the annual stockholders meeting in the year 2000 and on the date of the annual stockholders meeting each year thereafter for the term of the Plan, the number 2,500 shall be substituted for the number 2,000 each time it appears in the foregoing sentence."

         2.       Section 6.3.1 is amended to read as follows:

                           "6.3.1 Restricted Stock Grants. Immediately following
                  the annual stockholders meeting in 1999, there shall be granted automatically (without any action by the Administrator) a restricted stock award for 100 restricted Common Shares (subject to adjustment under Section 6.4) to each Eligible Director then continuing office. No further restricted stock awards will be granted in any remaining year during the term of this Plan."

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         IN WITNESS WHEREOF, the Company as caused its duly authorized officer to execute this Amendment to the Plan on November 23, 1999.


                                            BECKMAN COULTER, INC.


                                            By: /s/ Fidencio M. Mares
                                            Its: Vice President, Human Resources